Exhibit 1

Westpac
Pillar 3 Report

December 2008

Incorporating the requirements of
Australian Prudential Standard APS 330

CONTENTS	Pillar 3 Report December 2008

In this report:

•                  References to ‘Westpac’ and ‘Group’ mean Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless they clearly mean just Westpac Banking Corporation or the context indicates otherwise; and

•                  References to ‘St.George Bank’, ‘St.George’ or ‘SGB’ mean St.George Bank Limited ABN 92 055 513 070 and its subsidiaries unless they clearly mean just St.George Bank Limited.

1. INTRODUCTION	Pillar 3 Report December 2008

Westpac has been accredited by the Australian Prudential Regulation Authority (APRA) and Reserve Bank of New Zealand (RBNZ) to apply the most advanced models permitted by the global capital adequacy regime commonly known as Basel II to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with Australian Prudential Standard APS 330, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s first quarterly disclosure under these prudential disclosure requirements. Westpac’s first full-year disclosure, for the period ended 30 September 2008 which includes a description of Westpac’s risk management practices, is available at www.westpac.com.au/investorcentre.1 All references in this report to information available on our website or any other website is solely for the convenience of investors and none of the information contained on or accessible through our website or any other website is incorporated by reference in this report.

St.George has been accredited by APRA to apply Standardised approaches for measuring its regulatory capital requirements from 1 January 2009.

The Structure of Westpac’s Pillar 3 Report as at 31 December 2008

The next three chapters of this report present the prudential assessment of the Group’s risk exposures. APRA has permitted Westpac to limit the disclosures in this report to the business that constituted the Westpac consolidated banking group on 30 September 2008 prior to the merger with St.George Bank. St.George’s risk profile will be included in the Group’s next Pillar 3 report, which will be for the period ending 31 March 2009.

The tables in each chapter retain the numbering used in APS 330 in order to facilitate comparisons between different banks’ disclosures.

Chapter 2 defines the scope of application of this report and identifies any changes in measurement or methodology that have occurred since the last report.

Chapter 3 presents Westpac’s regulatory capital ratios. Pro forma capital ratios for Westpac’s consolidated banking group together with St.George have also been included in this chapter in order to provide a more comprehensive description of the Group’s capital position.

Chapter 4 presents the prudential disclosures.

•              section 4.1 presents a summary of the disclosures for 31 December 2008.

•              section 4.2 presents the capital adequacy ratios for Westpac. This section includes APS 330 Table 16.

•              section 4.3 tabulates Westpac’s credit risk exposures. This section includes APS 330 Table 17.

1      To view Westpac’s Pillar 3 Report for the period ended 30 September 2008 please visit www.westpac.com.au/investorcentre then select Financial Information, then Results Announcements.

2.	SCOPE OF APPLICATION	Pillar 3 Report December 2008

Applicable entity for prudential information disclosure purposes1

Westpac seeks to ensure that it is adequately capitalised at all times on both a stand-alone and Group basis. APRA adopts a tiered approach to measuring Westpac’s capital adequacy by assessing the financial strength at three levels (defined below). Westpac is prescribed by APRA as a Level 3 entity.

Level 1: An Extended Licensed Entity (ELE) comprises each authorised deposit-taking institution within the Group and any subsidiaries of those institutions that have been approved by APRA as being part of a single ‘stand-alone’ entity.

As at 31 December 2008 there are two Level 1 ELEs in the combined Westpac Group: Westpac’s Australian banking business; and St.George Bank.

Level 2: The consolidated banking group, comprising all ELEs and all subsidiaries unless specifically excluded by regulations. Wealth management subsidiaries are outside the Level 2 Group.

APRA has permitted Westpac to limit the disclosures in this report to the business that constituted the Westpac Level 2 Group on 30 September 2008 prior to the merger with St.George Bank.

Level 3: The conglomerate group at the widest level.

With the exception of pro forma information in Chapter 3, all tables in this report refer to the business that constituted the Westpac Level 2 Group on 30 September 2008 (which is the segment of the Level 2 entity highlighted below).

This means that:

•              St.George’s capital base, exposures and Risk Weighted Assets (RWA) are excluded;

•              Loans from Westpac to St.George are reported as RWA;

•              The tangible component of Westpac’s investment in St.George is a 50/50 deduction from Tier 1 and Tier 2 capital; and

•              The intangible component of Westpac’s investment in St.George is deducted from Tier 1 capital.

Changes in methodology1

As part of Westpac’s normal annual review cycle, risk estimates (Probability of Default, Loss Given Default and Exposure At Default) for all portfolios were updated on 1 October 2008. The impact of this change was relatively minor, with the most significant movements being a move in the Loss Given Default assigned to credit cards from an average of 66% to an average of 71% and changes in the measurement of Exposure At Default (EAD).

The methodology used to calculate the EAD for off balance sheet exposures was changed for program-managed portfolios on 1 October 2008. Previously, EADs associated with off balance sheet exposures were calculated as a percentage of the drawn balance. The new methodology estimates EAD as a percentage of the available credit limit.

The most significant impact of this change is in the Residential Mortgage portfolio, where loans with a redraw option now have EAD calculated as the full amount of the available credit limit. This has resulted in a doubling of the off balance sheet exposures for these mortgages.

In the transaction-managed portfolios, a change has been made to the calculation of EAD for repurchase agreements (repos), which has resulted in a substantial reduction in EAD for Bank and Sovereign exposures.

The changes in EAD measurement for Bank, Sovereign and Residential Mortgages do not materially affect Regulatory Expected Loss or Risk Weighted Assets.

Finally, Bank EAD and RWA have increased as a result of the merger. As noted above, the disclosures in this report are for business that constituted the Westpac Level 2 Group on 30 September 2008 prior to the merger with St.George Bank and therefore include a financing facility made available to St.George. When Westpac releases its first Pillar 3 Report for the consolidated banking group, Bank EAD and RWA will exclude this facility.

1      A glossary of technical terms used in this section can be found in Westpac’s first full-year disclosure for the period ended 30 September 2008, which is available at www.westpac.com.au/investorcentre.

3.	SNAPSHOT OF REGULATORY CAPITAL RATIOS	Pillar 3 Report December 2008

This table presents Westpac’s regulatory capital ratios. The ratios are calculated by treating St.George Bank as a non-consolidated subsidiary.

Table 16 (e)            Westpac banking group capital ratios

		Tier 1	Total regulatory
		capital ratio	capital ratio
		31 Dec 2008[1]	31 Dec 2008[1]

Westpac Banking Group	Level 2	9.8%	11.2%
Westpac ELE	Level 1	10.5%	13.5%
Westpac New Zealand Limited		9.3%	12.5%

Supplementary capital ratios

The following table presents the pro forma capital ratios for St.George Bank at Level 1 and Level 2 and the combined consolidated banking group as if Westpac and St.George were both accredited under the Basel II regime on 31 December 2008. For the purposes of these pro forma capital ratios, St.George’s RWA were estimated using the Standardised approaches set out in the Australian Prudential Standard APS 112 and APS 114, which do not formally apply to St.George until 1 January 2009.

These pro forma capital ratios are provided for illustrative informational purposes only and present a more comprehensive description of the Group’s capital position. The capital ratios do not purport to be indicative of future capital ratios, which may differ from those presented below.

		Tier 1	Total regulatory
		capital ratio	capital ratio
		31 Dec 2008	31 Dec 2008

Westpac Consolidated Banking Group (incl. St.George)[1]		8.3%	11.2%
St.George Banking Group	Level 2	7.8%	11.3%
St.George ELE	Level 1	7.9%	11.5%

[1]

The capital impact of balance sheet adjustments associated with the St.George merger amounting to a reduction of $450m have been included in the calculation of capital ratios for the Westpac consolidated group based on the current estimates. The ratios are subject to future change as the adjustments are finalised.

4.	PRUDENTIAL DISCLOSURES	Pillar 3 Report December 2008

4.1	SUMMARY CREDIT RISK DISCLOSURES

This section presents prudential information as at 31 December 2008 for the business that constituted the Westpac Level 2 Group on 30 September 2008 (prior to the merger with St.George Bank).

				Actual losses
		Risk	Regulatory	for the 3
	Exposure	Weighted	expected	month period	Impaired	Specific
	at default	Assets	loss	ended	loans	Provisions[1]
	31 Dec	31 Dec	31 Dec	31 Dec	31 Dec	31 Dec
	2008	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m	$m
Corporate	103,028	54,577	1,016	3	1,019	630
Business lending	45,185	27,782	356	7	189	80
Sovereign	5,840	242	—	—	—	—
Bank	68,703	9,273	19	—	8	5
Residential mortgages	200,130	31,525	410	8	277	71
Australian credit cards	14,175	4,656	258	51	63	67
Other retail	4,937	4,526	177	25	55	34
Small business	9,310	3,565	114	12	46	21
Specialised lending: property & project finance	30,399	29,672	605	—	198	58
Securitisation	21,395	6,941	—	—	49	12
Standardised portfolios	6,559	4,018	—	32	203	72

Collective provisions for non-impaired assets						1,754
General reserve for credit losses adjustment						—
Total	509,661	176,777	2,955	138	2,107	2,804

[1]	Specific Provisions are defined as the sum of Individually Assessed Provisions and Collectively Assessed Provisions for impaired assets.

4.2	CAPITAL	Pillar 3 Report December 2008

This section presents prudential information as at 31 December 2008 for the business that constituted the Westpac Level 2 Group on 30 September 2008 (prior to the merger with St.George Bank).

Table 16 (a-d)   Capital adequacy

									Risk
				Capital				Capital	Weighted
	Risk Weighted Assets			Required[1]	Risk Weighted Assets			Required[1]	Assets
	On balance	Off balance			On balance	Off balance
	sheet	sheet	Total	Total	sheet	sheet	Total	Total	30 Sep 2008
Credit risk	31 Dec 2008	31 Dec 2008	31 Dec 2008	31 Dec 2008	30 Sep 2008	30 Sep 2008	30 Sep 2008	30 Sep 2008	to 31 Dec 2008
	$m	$m	$m	$m	$m	$m	$m	$m	% Mov’t
Corporate	29,960	24,617	54,577	4,366	27,556	20,926	48,482	3,879	13
Business lending	22,776	5,006	27,782	2,223	23,637	5,430	29,067	2,325	(4)
Sovereign	79	163	242	19	89	178	267	21	(9)
Bank	2,379	6,894	9,273	742	2,512	3,313	5,825	466	59
Residential mortgages	29,406	2,119	31,525	2,522	27,892	1,464	29,356	2,348	7
Australian credit cards	3,475	1,181	4,656	373	2,944	1,256	4,200	336	11
Other retail	3,940	586	4,526	362	3,827	632	4,459	357	2
Small business	3,073	492	3,565	285	3,043	294	3,337	267	7
Specialised lending: property & project finance	24,599	5,073	29,672	2,374	24,296	5,677	29,973	2,398	(1)
Securitisation	4,386	2,555	6,941	555	4,666	3,018	7,684	615	(10)
Standardised	3,900	118	4,018	321	4,243	105	4,348	348	(8)
Total credit portfolios	127,973	48,804	176,777	14,142	124,705	42,293	166,998	13,360	6

Equity risk			590	47			604	48	(2)
Market risk			9,915	793			6,559	525	51
Operational risk			14,126	1,130			13,641	1,091	4
Interest rate risk in the banking book			164	13			4,135	331	(96)
Other assets			4,519	362			3,568	285	27
Total			206,091	16,487			195,505	15,640	5

Capital ratios
Actual Tier 1 capital				20,175				15,215
Tier 1 capital ratio				9.8%				7.8%
Actual total regulatory capital				23,114				21,201
Total regulatory capital ratio				11.2%				10.8%

1 Total capital required is derived by multiplying Total Risk Weighted Assets by 8%.

4.3	CREDIT RISK	Pillar 3 Report December 2008

This section presents prudential information as at 31 December 2008 for the business that constituted the Westpac Level 2 Group on 30 September 2008 (prior to the merger with St.George Bank).

Table 17 (a)            Total regulatory credit exposures by portfolio & major type (EAD)

	Exposure at default					Exposure at default
		Off balance sheet					Off balance sheet
		Non-market	Market				Non-market	Market			Average
	Drawn	related	related	Total		Drawn	related	related	Total		3 mths ended	30 Sep 2008
	31 Dec 2008	31 Dec 2008	31 Dec 2008	31 Dec 2008	31 Dec 2008	30 Sep 2008	30 Sep 2008	30 Sep 2008	30 Sep 2008	30 Sep 2008	31 Dec 2008	to 31 Dec 2008
	$m	$m	$m	$m	%	$m	$m	$m	$m	%	$m	% Mov’t
Corporate	47,886	41,058	14,084	103,028	20	42,934	39,171	13,208	95,313	21	99,171	8
Business lending	35,639	9,546	—	45,185	9	35,442	9,801	—	45,243	10	45,214	—
Sovereign	1,120	2,478	2,242	5,840	1	1,045	2,351	8,567	11,963	2	8,902	(51)
Bank	12,470	43,795	12,438	68,703	14	13,882	2,897	21,415	38,194	8	53,448	80
Residential mortgages	173,490	26,640	—	200,130	39	167,870	15,506	—	183,376	40	191,753	9
Australian credit cards	7,591	6,584	—	14,175	3	7,526	7,827	—	15,353	3	14,764	(8)
Other retail	3,861	1,076	—	4,937	1	3,802	1,021	—	4,823	1	4,880	2
Small business	7,530	1,780	—	9,310	2	7,377	893	—	8,270	2	8,790	13
Specialised lending[1]	25,001	5,398	—	30,399	6	24,828	5,970	—	30,798	7	30,599	(1)
Securitisation	12,497	8,898	—	21,395	4	12,499	10,092	—	22,591	5	21,993	(5)
Standardised portfolios	6,441	118	—	6,559	1	6,939	105	—	7,044	1	6,801	(7)
Total	333,526	147,371	28,764	509,661	100	324,144	95,634	43,190	462,968	100	486,315	10

1 Specialised lending: property & project finance

Table 17 (b)   Impaired & past due facilities, specific provisions, charges for specific provision & write-offs

	Items past 90 days						Actual losses[1]
	but well secured			Impaired loans			for the 3 month	for the 12 month
	31 Dec	30 Sep	30 Sep 2008	31 Dec	30 Sep	30 Sep 2008	period ended	period ended
	2008	2008	to 31 Dec 2008	2008	2008	to 31 Dec 2008	31 Dec 2008	30 Sep 2008
	$m	$m	% Mov’t	$m	$m	% Mov’t	$m	$m
Corporate	7	—	large	1,019	332	207	3	17
Business lending	127	110	15	189	181	4	7	52
Sovereign	—	—	—	—	—	—	—	—
Bank	—	—	—	8	6	33	—	—
Residential mortgages	685	528	30	277	193	44	8	21
Australian credit cards	—	—	—	63	60	5	51	185
Other retail	—	—	—	55	50	10	25	117
Small business	52	47	11	46	35	31	12	39
Specialised lending: property & project finance	102	53	92	198	148	34	—	7
Securitisation	—	—	—	49	56	(13)	—	—
Total	973	738	32	1,904	1,061	79	106	438
Standardised portfolios	24	25	(4)	203	116	75	32	1
Total	997	763	31	2,107	1,177	79	138	439

	Specific Provisions
				Collectively assessed provisions
	Individually assessed provisions			for impaired assets			Regulatory expected loss
	31 Dec	30 Sep	30 Sep 2008	31 Dec	30 Sep	30 Sep 2008	31 Dec	30 Sep	30 Sep 2008
	2008	2008	to 31 Dec 2008	2008	2008	to 31 Dec 2008	2008	2008	to 31 Dec 2008
	$m	$m	% Mov’t	$m	$m	% Mov’t	$m	$m	% Mov’t
Corporate	630	175	260	—	—	—	1,016	467	118
Business lending	77	68	13	3	2	50	356	368	(3)
Sovereign	—	—	—	—	—	—	—	—	—
Bank	5	5	—	—	—	—	19	10	90
Residential mortgages	59	40	48	12	9	33	410	354	16
Australian credit cards	—	—	—	67	65	3	258	228	13
Other retail	—	—	—	34	31	10	177	161	10
Small business	10	8	25	11	8	38	114	110	4
Specialised lending: property & project finance	58	37	57	—	—	—	605	555	9
Securitisation	12	12	—	—	—	—	—	—	—
Total	851	345	147	127	115	10	2,955	2,253	31
Standardised portfolios	63	68	(7)	9	7	29	—	—	—
Total	914	413	121	136	122	11	2,955	2,253	31

1 Actual losses for the 3 month period ended 31 December 2008 have not been annualised.

Table 17 (c)    Provisions/reserves for credit impairment including general reserve for credit losses

	31 Dec	30 Sep	30 Sep 2008
	2008	2008	to 31 Dec 2008
	$m	$m	% Mov’t
Collectively assessed provisions	1,890	1,761	7
Individually assessed provisions	914	413	121
Total provisions for impairment losses on loans & credit commitments	2,804	2,174	29

General reserve for credit losses adjustment	—	14	(100)
Total provision plus general reserve for credit losses	2,804	2,188	28

Disclosure regarding forward-looking statements	Pillar 3 Report December 2008

This report contains statements that constitute “forward-looking statements” or statements about “future matters” within the meaning of section 728(2) of the Corporations Act 2001 and/or “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements regarding our intent, belief or current expectations with respect to Westpac’s business and operations, market conditions, results of operations and financial condition, capital adequacy, specific provisions and risk management practices. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those we expect, depending on the outcome of various factors, including, but not limited to those described in the sections entitled “Risk factors”, “Competition” and “Risk management” in Westpac’s 2008 Annual Report available at www.westpac.com.au. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Currency of presentation and certain definitions

In this report, unless otherwise stated or the context otherwise requires, references to ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.